LITTMAN KROOKS ROTH & BALL P.C.
                                655 THIRD AVENUE
                               NEW YORK, NY 10017
                                 (212) 490-2020
                               Fax: (212) 490-2990

                                           July 31, 1997

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                  Re: KTI, Inc.
                      Amendment No. 4 to Schedule 13D

Dear Sir or Madam:

      On behalf of Mrs. Mona Kalimian, Mr. Mark Kalimian, Ms. Linda Berley, the Candlewood Trust, Caroline Berley 1994 Credit Shelter Trust and Alexander Berley 1994 Credit Shelter Trust, transmitted herewith for filing is one complete copy of an Amendment No. 4 to Schedule 13D pertaining to the common stock of KTI, Inc.

      This filing is being effected by direct transmission to the Commission's EDGAR system.

                                          Very truly yours,


                                          \s\ Julie L. Rosen

                                          Julie L. Rosen

Enc.

Page 1 of 20 Pages                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
          -----------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Mark D. Kalimian
                              c/o Abington Holding
                                950 Third Avenue
                               New York, NY 10022
                                  (212)759-5000
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 28, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement. |_|(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 2 of 20 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mona Kalimian
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                    (a) |X|
                                                                         (b) |_|


--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
      NUMBER OF
       SHARES                      142,000
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY          8     SHARED VOTING POWER
        EACH
      REPORTING
       PERSON          ---------------------------------------------------------
        WITH            9     SOLE DISPOSITIVE POWER

                                    142,000
                       ---------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            142,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.04%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Page 3 of 20 Pages                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
          -----------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Mark D. Kalimian
                              c/o Abington Holding
                                950 Third Avenue
                               New York, NY 10022
                                  (212)759-5000
          -----------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 28, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP No. 482689205                                           Page 4 of 20 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mark D. Kalimian
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                    (a) |X|
                                                                         (b) |_|


--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
        NUMBER OF
         SHARES                     16,000
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY         8    SHARED VOTING POWER
          EACH
        REPORTING
         PERSON          -------------------------------------------------------
          WITH           9    SOLE DISPOSITIVE POWER

                                    16,000
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            16,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.23%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Page 5 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
          -----------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Mark D. Kalimian
                              c/o Abington Holding
                                950 Third Avenue
                               New York, NY 10022
                                  (212)759-5000
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 28, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 6 of 20 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Linda Berley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                    (a) |X|
                                                                         (b) |_|


--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
        NUMBER OF
         SHARES                     0
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY         8     SHARED VOTING POWER
          EACH
        REPORTING
         PERSON          -------------------------------------------------------
          WITH           9     SOLE DISPOSITIVE POWER

                                     0
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.00%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Page 7 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
          -----------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Mark D. Kalimian
                              c/o Abington Holding
                                950 Third Avenue
                               New York, NY 10022
                                  (212)759-5000
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 28, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 482689205                                           Page 8 of 20 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Candlewood Trust, Morad Kalimian, Trustee
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                    (a) |X|
                                                                         (b) |_|


--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)                                                                 |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
        NUMBER OF
         SHARES                     142,800
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY         8     SHARED VOTING POWER
          EACH
        REPORTING
         PERSON          -------------------------------------------------------
          WITH           9     SOLE DISPOSITIVE POWER

                                    142,800
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            142,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.03%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            OO (Trust)
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Page 9 of 20 Pages               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
          -----------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Mark D. Kalimian
                              c/o Abington Holding
                                950 Third Avenue
                               New York, NY 10022
                                  (212)759-5000
--------------------------------------------------------------------------------

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 28, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP No. 482689205                                         Page 10 of 20 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Caroline Berley 1994 Credit Shelter Trust, Mona Kalimian, Trustee
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                 (a) |X|
                                                                      (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
   NUMBER OF
    SHARES                          21,000
 BENEFICIALLY            -------------------------------------------------------
   OWNED BY              8     SHARED VOTING POWER
     EACH
   REPORTING
    PERSON               -------------------------------------------------------
     WITH                9     SOLE DISPOSITIVE POWER

                                    21,000
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            21,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.30%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            OO (Trust)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Page 11 of 20 Pages                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                    KTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                    482689205
           -----------------------------------------------------------
                                 (CUSIP Number)

                              Mr. Mark D. Kalimian
                              c/o Abington Holding
                                950 Third Avenue
                               New York, NY 10022
                                  (212)759-5000
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 28, 1997
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP No. 482689205                                          Page 12 of 20 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alexander Berley 1994 Credit Shelter Trust, Mona Kalimian, Trustee
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                 (a) |X|
                                                                      (b) |_|


--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
   NUMBER OF
    SHARES                          21,000
 BENEFICIALLY            -------------------------------------------------------
   OWNED BY              8     SHARED VOTING POWER
     EACH
   REPORTING
    PERSON               -------------------------------------------------------
     WITH                9     SOLE DISPOSITIVE POWER

                                    21,000
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            21,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.30%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            OO (Trust)
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

      This statement relates to the common stock, par value $.01 per share (the "Common Stock"), of KTI, Inc., a New Jersey corporation (the "Company"). This statement constitutes Amendment No. 4 to the Schedule 13D of Mona Kalimian, Mark
D. Kalimian, Linda Berley, Candlewood Trust, Caroline Berley 1994 Credit Shelter Trust and the Alexander Berley 1994 Credit Shelter Trust originally filed with the Commission on August 4, 1995 ("Initial Filing") and which was amended and restated on October 4, 1996 (the "Amended and Restated 13D") in accordance with Rule 13d-2(c), amended by Amendment No. 2 thereto filed with the Commission on October 17, 1996 and amended by Amendment No. 3 thereto filed with the Commission on June 18, 1997 (the "Third Amendment"). Except as disclosed herein, there has been no change in the information previously reported in the Third Amendment. Capitalized terms not defined herein shall have the meanings ascribed to them in the Amended and Restated 13D.

Item 5. Interest in Securities of the Issuer

      Item 5 is amended by the following:

      (a) deleting the first paragraph under the caption "Mona Kalimian" and by adding the following in place thereof:

      "As of the date hereof, the Reporting Person Mona Kalimian is the beneficial owner of 142,000 shares of Common Stock, or 2.04% of the outstanding Common Stock, calculated in accordance with Rule 13d-3(d)(1). Of such 142,000 shares of Common Stock, 100,000 shares of Common Stock are owned directly. Mrs. Kalimian has sole voting and dispositive power with respect to these 100,000 shares."

      (b) adding the following after the last paragraph under the caption "Mona Kalimian":

      "Since the filing of the Third Amendment, Mona Kalimian sold in the open market shares of Common Stock in the amounts and for the sale prices per share as follows:

                                  Number of Shares
Date                                    Sold                          Sale Price
----                                    ----                          ----------

July 17, 1997                           8,000                           $9 1/4
July 23, 1997                           7,000                            9
July 24, 1997                          25,000                            9
July 25, 1997                          15,000                            9 1/8
July 30, 1997                           7,750                            9


                                                             Page 13 of 20 Pages

      (c) deleting the first paragraph under the caption "Mark Kalimian" and by adding the following in place thereof:

      "As of the date hereof, the Reporting Person Mark Kalimian is the beneficial owner of 16,000 shares of Common Stock, or 0.23% of the outstanding Common Stock, calculated in accordance with Rule 13d-3(d)(1). Such ownership is direct. Mr. Kalimian has sole voting and dispositive power with respect to these shares."

      (d) adding the following after the last paragraph under the caption "Mark Kalimian":

      "Since the filing of the Third Amendment, Mark Kalimian sold in the open market shares of Common Stock in the amounts and for the sale prices per share as follows:

                                  Number of Shares
Date                                    Sold                        Sale Price
----                                    ----                        ----------

July 29, 1997                           8,225                           $9
July 29, 1997                           2,000                            9


      (e) deleting the first paragraph under the caption "Linda Berley" and by adding the following in place thereof:

      "As of the date hereof, the Reporting Person Linda Berley no longer is the beneficial owner of any shares of Common Stock."

      (f) adding the following after the last paragraph under the caption "Linda Berley":

      "Since the filing of the Third Amendment, Linda Berley sold in the open market shares of Common Stock in the amounts and for the sale prices per share as follows:

                                Number of Shares
Date                                    Sold                       Sale Price
----                                    ----                       ----------

July 28, 1997                          20,150                          $9


                                                             Page 14 of 20 Pages

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 31, 1997                  /s/ Mona Kalimian
-------------                  -----------------
Date                           Signature

                               Mona Kalimian
                               -------------
                               Name


                                                             Page 15 of 20 Pages

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 31, 1997                  /s/ Mark D. Kalimian
-------------                  --------------------
Date                           Signature

                               Mark D. Kalimian
                               ----------------
                               Name


                                                             Page 16 of 20 Pages

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 31, 1997                  /s/ Linda Berley
-------------                  ----------------
Date                           Signature

                               Linda Berley
                               ------------
                               Name


                                                             Page 17 of 20 Pages

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 31, 1997                  /s/ Morad Kalimian
-------------                  ------------------
Date                           Morad Kalimian, as trustee for
                               the Candlewood Trust


                                                             Page 18 of 20 Pages

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 31, 1997                  /s/ Mona Kalimian
-------------                  -----------------
Date                           Mona Kalimian, as trustee for
                               the Caroline Berley 1994 Credit
                               Shelter Trust


                                                             Page 19 of 20 Pages

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 31, 1997                  /s/ Mona Kalimian
-------------                  -----------------
Date                           Mona Kalimian, as trustee for
                               the Alexander Berley 1994
                               Credit Shelter Trust


                                                             Page 20 of 20 Pages